EXHIBIT 11

ASSUMPTION AGREEMENT AND
AMENDMENT NO. 1 TO PLEDGE AGREEMENT

This ASSUMPTION AGREEMENT AND AMENDMENT NO. 1 TO PLEDGE AGREEMENT (this “Agreement”) is made on this 25th day of September, 2003, by and between Home Asset Management Corp., a Delaware corporation (“HAMCO”), and Deutsche Bank Trust Company Americas, a New York banking corporation formerly known as Bankers Trust Company, as collateral agent (the “Collateral Agent”) under the Pledge Agreement, dated as of February 11, 1997, by and between MDC Reit Holdings, LLC, a Delaware limited liability company (“Holdings”), and the Collateral Agent (the “Pledge Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Pledge Agreement.

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of September 25, 2003, by and among HAMCO, Holdings, Crescent/Mach I Partners, L.P., a Delaware limited partnership, TCW/Crescent Mezzanine Investment Partners, L.P., a Delaware limited partnership, TCW/Crescent Mezzanine Partners, L.P., a Delaware limited partnership, TCW/Crescent Mezzanine Trust, a trust organized under the laws of Delaware, and TCW Shared Opportunity Fund II, L.P., a Delaware limited partnership, and the other entities and persons signatories thereto (the “Merger Agreement”), Holdings was merged with and into HAMCO with HAMCO as the surviving corporation;

WHEREAS, pursuant to Section 4 of the Merger Agreement, HAMCO succeeded (i) to all of the assets, rights, powers and property of Holdings and (ii) to all rights, privileges, powers and franchises of a public and private nature of Holdings, subject to all of the debts, liabilities and obligations of Holdings in the same manner as if HAMCO had itself incurred them, including, without limitation, Holdings’ obligations under the Pledge Agreement, and as a result, HAMCO is the successor party in interest to Holdings with respect to the Pledge Agreement; and

WHEREAS, HAMCO and the Collateral Agent desire to amend the Pledge Agreement on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
ASSUMPTION OF OBLIGATIONS AND ASSIGNMENT OF RIGHTS

HAMCO (i) hereby assumes and unconditionally agrees to perform all of Holdings’ obligations under the Pledge Agreement and to be bound by all terms, provisions and covenants of the Pledge Agreement, and (ii) shall be entitled to any and all rights and other benefits of Holdings under the Pledge Agreement, in each case, as if HAMCO had been the original party to the Pledge Agreement.  The Collateral Agent hereby consents and agrees to the foregoing assumption of obligations and assignment of rights.

ARTICLE II
AMENDMENTS

2.1                                 Amendments to the Pledge Agreement.

(a)                                  Notwithstanding anything to the contrary in the Pledge Agreement, all references to “Notes” in the Pledge Agreement shall, from and after the date hereof, mean the 8% Senior Secured Notes due December 31, 2004 (as amended, modified or restated from time to time).

(b)                                 Notwithstanding anything to the contrary in the Pledge Agreement, all references to “Secured Obligations” in the Pledge Agreement shall, from and after the date hereof, mean all of the obligations of the Issuer under the Securities Purchase Agreement.

(c)                                  Subclause (c) under the second paragraph of Section 7 of the Pledge Agreement shall be deleted in its entirety.

(d)                                 Section 8(a) shall be amended and restated in its entirety to read as follows:

“(a)  it is the legal, record and beneficial owner of, and has good and marketable title to, the Pledged Stock described in Schedule 1 hereto, subject to no Lien except the security interest created by this Agreement and the encumbrances under that certain Amended and Restated Stockholders Agreement, Voting Agreement and Irrevocable Proxy, entered into on September 24, 2003, between the Company and the stockholders of the Company listed on Exhibit A thereto (as may be amended, modified or restated from time to time).”

(e)                                  Section 8(e) shall be amended and restated in its entirety to read as follows:

“(e)  the Company’s chief executive office and chief place of business is located at 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, California  90025;”

(f)                                    Section 9 of the Pledge Agreement shall be amended and restated in its entirety to read as follows:

“9.                                 No Disposition, etc.  Without the prior written consent of the Collateral Agent and the Holders of a majority in aggregate principal amount of outstanding Notes, the Company agrees that it will not sell, assign, transfer, exchange (each of the following, a “Disposition”), or otherwise Dispose of, or grant any option with respect to, the Pledged Security, nor will it create, incur or permit to exist any Lien with respect to any of the Pledged Security, or any interest therein, or any proceeds thereof; provided, however, that this Section 9 shall not apply to (a) any security interest provided for by this Agreement and (b) any Disposition effected pursuant to the provisions of the Amended and Restated Stockholders Agreement, entered into as of September 24, 2003, by and among the Issuer and the stockholders listed on Exhibit A thereto, as it may be amended, modified or restated from time to time.”

(g)                                 The first sentence of Section 10(a) of the Pledge Agreement shall be amended and restated in its entirety as follows:

“(a)  If the Collateral Agent or the Holders shall determine to exercise the right to sell any or all of the Pledged Stock pursuant to Section 7 hereof, and if in the opinion of counsel for the Collateral Agent or the Holders it is necessary, or if in the opinion of the Collateral Agent or the Holders it is advisable, to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Company will cause each issuing corporation to execute and deliver, and cause the directors and officers of each thereof to execute and deliver, all at the Company’s expense, all such instruments and documents, and to do or cause to be done all such other acts and things as may be necessary or, in the opinion of the Collateral Agent or the Holders, advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act and to use its best efforts to cause the registration statement thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and to make all amendments or supplements thereto and/or to the related prospectus which, in the opinion of the Collateral Agent or the Holders, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto, provided, that the obligations of the Company under this Section 10(a) to register, or cause the registration of, the Pledged Stock (or that portion thereof to be sold) shall be no greater than the maximum extent of all rights afforded to the Company under that certain Registration Rights Agreement, entered into as of February 11, 1997 (the “Registration Rights Agreement”), by and among American Residential Investment Trust, Inc., a Maryland corporation (“Amreit”) and the holders signatories thereto, as amended by Amendment No. 1 to the Registration Rights Agreement, entered into as of December 20, 2001, by and among Amreit and the holders signatories thereto.”

(h)                                 Schedule 1 to the Pledge Agreement shall be amended and restated in its entirety to read as follows:

“1.                                 240,000 Shares of Common Stock, par value $0.01 per share, of American Residential Investment Trust, Inc., a Maryland corporation, represented by Certificate Number ARI 0299.

2.                                       1,360,000 Shares of Common Stock, par value $0.01 per share, of American Residential Investment Trust, Inc., a Maryland corporation, represented by Certificate Number ARI 0300.”

2.2                                 Effect of Amendment.  Except as set forth herein, the provisions of the Pledge Agreement shall remain in full force and effect and all references therein to (a) “this Agreement” or “the Agreement” shall be deemed to refer to and mean “this Agreement” or “the Agreement”, as amended by this Agreement, and (b) the “Company” shall be deemed to refer to and mean HAMCO.

ARTICLE III
MISCELLANEOUS

3.1                                 Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of HAMCO and the Collateral Agent and their successors and assigns.

3.2                                 Entire Agreement.  The Pledge Agreement, as amended by this Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and is not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder.

3.3                                 Governing Law; Submission to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES).  TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, EACH OF HAMCO AND THE COLLATERAL AGENT IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  EACH OF HAMCO AND THE COLLATERAL AGENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF

ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HAMCO OR THE COLLATERAL AGENT IN ANY OTHER JURISDICTION.

3.4                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.  Each party hereto shall become bound by this Agreement immediately upon affixing its signature hereto.

3.5                                 Headings.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

3.6                                 Severability.  If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.7                                 Further Assurances.  The parties hereto shall execute such other documents and take such further actions as may be required or useful to carry out the purposes hereof.

3.8                                 Fair Construction.  This Agreement shall be interpreted without regard to which party hereto initiated the drafting process or proposed or drafted particular language and shall not be construed for or against any party hereto by reason of such initiation, proposal or drafting.

3.9                                 Acknowledgments.  By executing this Agreement, each party hereto represents and warrants that it has the requisite power and authority to execute and deliver this Agreement and has taken all necessary corporate or other action to authorize the execution and delivery of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

HOME ASSET MANAGEMENT CORP.

By:	/s/ Martin Anderson
Name: Martin Anderson
Title: Chairman

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	/s/ Dorothy Robinson
Name: Dorothy Robinson
Title: Vice President